ZYCPA Company Limited
Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ensign Services, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form S-1 of our report dated January 13, 2010, relating to the consolidated financial statements of Ensign Services, Inc. and its subsidiary as of September 30, 2009 and 2008 and for each of the three years in the period ended September 30, 2009, which appear in the Annual Report on Form 10-K of Ensign Services, Inc. for the year ended September 30, 2009.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

ZYCPA Co Ltd

ZYCPA Company Limited
Certified Public Accountants

Hong Kong, China
February 8, 2010

9 FLOOR, CHINACHEM HOLLYWOOD CENTRE, 1-13 HOLLYWOOD ROAD, CENTRAL, HONG KONG
Phone: (852) 2573 2296 Fax: (852) 2384 2022 http://www.zycpa.us